Exhibit 99.1

NOMINATING COMMITTEE OF THE BOARD OF DIRECTORS OF

DAILY JOURNAL CORPORATION

CHARTER

I.	PURPOSE

The Nominating Committee (the “Committee”) is a committee of the Board of Directors (the “Board”) of Daily Journal Corporation (the “Corporation”) established to support the Board in fulfilling its fiduciary duties to appoint the best-qualified candidates for election as directors.

II.	COMPOSITION

The Committee shall be composed of three or more directors, as determined by the Board.

All members of the Committee shall meet the independence requirements of the Nasdaq Stock Market and the rules and regulations of the Securities Exchange Commission (the “Commission”).

The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III.	MEETINGS

The Committee shall meet at least twice a year or as often as a majority of its members deems appropriate. The Committee may meet in person, by telephone or by electronic means at times and places to be determined by the Committee Chair. The Chair shall provide Committee members with an agenda in advance of Committee meetings and communicate the details of the meetings to them in a timely fashion.

IV.	RESPONSIBILITIES AND DUTIES

■	Develop selection criteria for the recruitment of director candidates, and review the description of such criteria in the “Nominations” section of the Corporation’s annual proxy statement.

■	Call for nominations of director candidates in accordance with applicable law and Commission rules.

■	Review nominations against the selection criteria and develop a slate of nominees each year that fulfills those criteria for Board selection.

■	Vet all candidates to ensure that they have the proper competencies, experience and willingness to fulfill their duties and responsibilities as directors.

■	Ensure that the Board composition meets all legal requirements and is otherwise appropriate in terms of independence and diversity.

■	Recommend candidates to fill vacancies on the Board.

■	Fulfill other duties as assigned by the Board.

V.	COMMITTEE EVALUATION

The Committee will evaluate its performance periodically and make recommendations for changes to the Board.